Exhibit 10.1

Indemnity Agreement

Dated

                    , 2023

Between

DoubleDown Interactive Co., Ltd.,

a corporation formed under the laws of the Republic of Korea (the “Indemnitor”)

and

                         (the “Indemnitee”).

Indemnity Agreement

This Indemnity Agreement (the “Agreement”) is made and entered into effective as of                        , 2023, by and between DoubleDown Interactive Co., Ltd., a Korean corporation (the “Indemnitor”), and ___________________ (the “Indemnitee”) (individually, each a “Party” and collectively the “Parties”).

Recitals

WHEREAS, both the Indemnitor and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of companies in today’s environment;

WHEREAS, the Indemnitor desires to attract and retain the services of highly qualified individuals, such as the Indemnitee, to serve the Indemnitor and/or a related Enterprise (as defined below), at the request of the Indemnitor;

WHEREAS, the Indemnitor acknowledges that, due to the benefits it receives from the service of the Indemnitee, the Indemnitor has an interest in ensuring that qualified individuals are not discouraged from serving as directors and officers of the Indemnitor or an Enterprise because of the cost and risk of litigation or other claims;

WHEREAS, in order to mitigate the cost and risk of litigation or other claims naming or involving the Indemnitee, the Indemnitor desires to indemnify and, where applicable and appropriate, to advance legal and related expenses on behalf of the Indemnitee;

WHEREAS, the Indemnitor and the Indemnitee acknowledge that the rights provided under this Agreement are important to the Indemnitee’s agreement to serve as a director, officer or key employee of the Indemnitor and/or Enterprise;

WHEREAS, in part to provide the Indemnitee with specific contractual assurance of substantial protection against personal liability (regardless of, among other things, any amendment to or revocation of any other law or agreement protecting the Indemnitee, or any change in the Indemnitor’s Board of Directors, or control of the Indemnitor), the Indemnitor desires to enter into this Agreement to hold harmless and indemnify the Indemnitee and to make arrangements pursuant to which the Indemnitee may be advanced or reimbursed fees and expenses incurred by the Indemnitee in certain proceedings, in every case to the fullest extent that would be authorized or permitted by applicable law. Such agreement is not intended to be exclusive of any other rights to which the Indemnitee may be entitled.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual promises contained herein, which the Parties agree constitute full and adequate consideration, the Parties agree as follows:

1	Service by the Indemnitee

At the request of the Indemnitor, the Indemnitee has served, is serving and shall continue to serve as a director, officer and/or employee of the Indemnitor and/or of an Enterprise, which may be amended from time to time, for so long as the Indemnitee is duly elected or qualified for such service or until such time as the Indemnitee tenders Indemnitee’s resignation in writing. Subject to any other contractual obligation or other obligation imposed by operation of law, the Indemnitee may at any time and for any reason resign from such position.

Nothing in this Agreement will confer upon the Indemnitee the right to continue in the employ of the Indemnitor and/or of an Enterprise.

2	Indemnification

(a)

To the fullest extent permitted by applicable law (without regard to its conflict of laws rules) in effect on the date hereof or as such laws may from time to time be amended (but, to the fullest extent of the law, only to the extent that such amendment permits the Indemnitee broader indemnification rights than current applicable law permitted prior to adoption of such amendment), the Indemnitor shall hold harmless and indemnify the Indemnitee, the Indemnitee’s executors, administrators or assigns against any and all expenses, liabilities and losses (including, without limitation and wherever permitted and/or not proscribed, investigation expenses, expert witnesses’ and attorneys’ fees and expenses, including those attorneys’ fees and expenses successfully expended in enforcing this Agreement, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment hereunder) (collectively, “Loss”) actually and reasonably incurred by the Indemnitee (net of any related insurance proceeds or other amounts actually received by the Indemnitee or paid by or on behalf of the Indemnitor on the Indemnitee’s behalf in compensation of such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, (including, but not limited to, any action, suit or proceeding initiated by the Indemnitor or its shareholders) whether civil, criminal, administrative or investigative or in arbitration, to which the Indemnitee is a party or participant or is threatened to be made a party or participant (a “Proceeding”), as a plaintiff, defendant, respondent, witness or otherwise, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Indemnitor and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, based upon, arising from, relating to or by reason of the fact that the Indemnitee:

(i)	is, was, shall be or shall have been a director, officer and/or employee of the Indemnitor; or

(ii)

is, was, shall be or shall have been serving at the request of the Indemnitor as a director, officer, partner, member, manager, trustee, fiduciary, employee or agent of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, employee benefit plan, or other incorporated or unincorporated enterprise (each, an “Enterprise”).

(b)

The Indemnitee shall be presumed to be entitled to indemnification and advancement under this Agreement to the fullest extent permitted by applicable law and to the fullest extent not prohibited by applicable law. Thereafter, the Indemnitor shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled. Neither the failure of the Indemnitor (including by its directors) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Indemnitor (including by its directors) that the Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. Wherever permitted by applicable law, the presumption that the Indemnitee is entitled to indemnification and advancement shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals has expired (“Final Determination”), which is adverse to the Indemnitee and which establishes that indemnification of the Indemnitee is prohibited by applicable law.

(c)

The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that the Indemnitee is not entitled to indemnification or otherwise adversely affect the rights of the Indemnitee to indemnification provided herein. For the purposes of this section and without limitation, the Indemnitee shall be deemed to have been successful as to a claim, issue or matter in a Proceeding whenever any such claim, issue or matter is terminated by dismissal with or without prejudice.

(d)

If the Indemnitee is not wholly successful in any Proceeding and there is a Final Determination that establishes that the Indemnitee is not entitled to indemnification as to some but not all claims, issues or matters in such Proceeding, but the Indemnitee is successful on the merits or indemnification as to such other claims is not otherwise prohibited by applicable law as to one or more but less than all claims, issues or matters in such Proceeding, then the Indemnitor agrees to indemnify the Indemnitee to the maximum extent permitted by law and/or not proscribed by law against all losses and expenses incurred by the Indemnitee in connection with each claim, issue or matter as to which indemnification is permitted by applicable law.

(e)

The purchase, establishment or maintenance of any other indemnification arrangement shall not in any way diminish, restrict, limit or adversely affect the rights and obligations of the Indemnitor or of the Indemnitee under this Agreement, except as expressly provided herein, and the execution and delivery of this Agreement by the Indemnitor and the Indemnitee shall not in any way diminish, restrict, limit or adversely affect the Indemnitee’s right to indemnification from the Indemnitor or any other party or parties under any other indemnification arrangement, the Articles of Incorporation or the Bylaws of the Indemnitor (the “Charter Documents”), or applicable law. The Indemnitor hereby acknowledges and agrees that the Indemnitor is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding and that Indemnitor is primarily liable for all indemnification and advancement of Expenses obligations for any Proceeding.

(f)	No indemnity pursuant to this Agreement shall be paid by the Indemnitor if there has been a Final Determination by a court of competent jurisdiction that such indemnification is not lawful.

3	Indemnification for Expenses of a Witness

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of the Indemnitee’s status as a director, officer, employee or agent or fiduciary of the Indemnitor or an Enterprise, a witness in any Proceeding to which the Indemnitee is not a party, the Indemnitee shall be indemnified by the Indemnitor against all Expenses actually and reasonably incurred by the Indemnitee or on behalf of the Indemnitee in connection therewith.

4	Period of Limitations

No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Indemnitor against the Indemnitee, the Indemnitee’s spouse, heirs, executors, or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by applicable law under the circumstances. Any claim or cause of action of the Indemnitor or its affiliates shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action the shorter period shall govern.

5	Advances for Expenses

(a)

Notwithstanding any other provision of this Agreement, to the fullest extent allowed and/or not proscribed by applicable law, the Indemnitee shall have the right to receive from the Indemnitor on demand or, at the Indemnitee’s option, to have the Indemnitor pay promptly on the Indemnitee’s behalf, within thirty (30) days of the date the Indemnitee submits an Advance Request (as defined below in this Section 5(a)) and in advance of a Final Determination of a Proceeding, all Expenses as such amounts are expended or incurred by the Indemnitee in connection with any Proceeding or otherwise (such amounts so expended or incurred being referred to as “Advanced Amounts”). For purposes of this Agreement, the term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature) actually and reasonably incurred by the Indemnitee in connection with the investigation, preparation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law, or otherwise. In making any request for Expenses, including any Advanced Amounts, pursuant to this Agreement, the Indemnitee shall submit to the Indemnitor a written request for payment (an “Advance Request”) which includes a schedule setting forth in reasonable detail the amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement, or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit (except that, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice). The Indemnitor shall be required to advance Expenses unless and until there is a Final Determination that the Indemnitee is not entitled to indemnification.

(b)

Where the Indemnitee is requesting Advanced Amounts, the Indemnitee must, but only where required by applicable law, provide an undertaking to repay such Advanced Amounts if a Final Determination is made that the Indemnitee is not entitled to indemnification hereunder. Any advances and undertakings to repay pursuant to this Section 5 shall conform with applicable law, barring which they shall be unsecured and interest free.

6	Aggregate Limit of Liability for Loss and Expenses

(a)

The Indemnitor’s maximum aggregate liability for all Loss and Expenses on account of any and all requests for indemnity under this Agreement or any similar indemnity agreement with any other indemnitee shall be Five Million United States Dollars ($5,000,000) per every 12 month period ended __________ of each year (“Limit of Liability”).

(b)

Any and all payments made by the Indemnitor within such 12 month period to, or on behalf of, any indemnitee for Loss or Expenses pursuant to this Agreement or any similar indemnity agreement shall reduce the Indemnitor’s Limit of Liability for such 12 month period.

7	Continuation of the Indemnity

All agreements and obligations of the Indemnitor contained herein shall continue during the period the Indemnitee is a director, officer and/or employee of the Indemnitor (or is serving at the request of the Indemnitor for an Enterprise) and shall continue thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was a director, officer and/or employee of the Indemnitor or served at the request of the Indemnitor for an Enterprise, whether or not the Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

8	Successors: Binding Agreement

This Agreement shall be binding on, and shall inure to, the benefit of and be enforceable by, the Indemnitor’s successors and assigns and by the Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees. The Indemnitor shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such the Indemnitor expressly to assume and agree in writing to perform this Agreement as if no such succession had taken place.

9	Notification and Defense of Claim

Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Indemnitor under this Agreement, notify such Indemnitor of the commencement thereof, but the failure to so notify such Indemnitor will not relieve the Indemnitor from any liability that it may have to the Indemnitee (except and only to the extent that the Indemnitor is materially prejudiced by such failure). With respect to any such Proceeding:

(a)	the Indemnitor shall be entitled to participate therein at its own expense;

(b)	except with prior written consent of the Indemnitee, the Indemnitor shall not be entitled to assume the defense of any Proceeding;

(c)

the Indemnitor shall not settle any Proceeding in which the Indemnitee could have been a party without the Indemnitee’s prior written consent (not to be unreasonably withheld or delayed) unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Proceeding and a statement that the Indemnitee makes no admission of liability in connection therewith; and

(d)	the Indemnitee shall not settle any Proceeding without the Indemnitor’s prior written consent (not to be unreasonably withheld or delayed).

10	Enforcement

(a)

The Indemnitor has entered into this Agreement and assumed the obligations imposed on the Indemnitor hereby in order to induce the Indemnitee to act as a director, officer and/or employee of the Indemnitor or an Enterprise and acknowledges that the Indemnitee is relying upon this Agreement in agreeing to serve or continuing in such capacity.

(b)	This Agreement is intended and shall be interpreted to supplement and not diminish any protection otherwise afforded to the Indemnitee.

(c)

The Indemnitor has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Indemnitor.

(d)

All Expenses incurred by the Indemnitee in connection with the preparation and submission of the Indemnitee’s request for indemnification or advancement hereunder shall be borne by the Indemnitor. In the event the Indemnitee has requested payment of any amount under this Agreement and has not received payment thereof within thirty (30) days of such Advance Request, the Indemnitee may bring any action to enforce the Indemnitee’s rights or such collect moneys due, and, if the Indemnitee is successful in such action, the Indemnitor shall reimburse the Indemnitee for all of the Indemnitee’s fees and expenses in bringing and pursuing such action. The Indemnitee shall be entitled to the advancement of Expenses to the full extent contemplated by Section 5 hereof in connection with such Proceeding.

(e)

In the event that Advanced Amounts are not timely provided pursuant to Section 5 of this Agreement, then the Indemnitee shall be entitled to an adjudication in a court of competent jurisdiction of the Indemnitee’s entitlement to advancement of such Expenses. Alternatively, the Indemnitee, at the Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator. The Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 10(e). The Indemnitor shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration. The Indemnitor shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Indemnitor is bound by all the provisions of this Agreement.

(f)

In the event that the Indemnitee is subject to or intervenes in any Proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of this Agreement, if the Indemnitee prevails in whole or in part in such action, the Indemnitee will be entitled to recover from the Indemnitor and will be indemnified by the Indemnitor against any actual expenses related thereto incurred by the Indemnitee.

(g)

The Indemnitor and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause the Indemnitee irreparable harm. Accordingly, the parties hereto agree that the Indemnitee may enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, the Indemnitee shall not be precluded from seeking or obtaining any other relief to which the Indemnitee may be entitled. The Indemnitor and Indemnitee further agree that the Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Indemnitor acknowledges that in the absence of a waiver, a bond or undertaking may be required of the Indemnitee by a court of competent jurisdiction and the Indemnitor hereby waives any such requirement of such a bond or undertaking.

11	Contribution

If the indemnification provided for herein in respect of any expense, liability or loss incurred by the Indemnitee in connection with any Proceeding is determined by a court of competent jurisdiction in a Final Determination to be prohibited by applicable law, then the Indemnitor, in lieu of indemnifying the Indemnitee, shall to the fullest extent allowed by law contribute to the amount paid or payable by the Indemnitee as a result of such expense, liability or loss in such proportion as is appropriate to reflect:

(a)

the relative benefits received by the Indemnitor and/or an Enterprise (or others who are or would be jointly liable with the Indemnitee), on the one hand, and the Indemnitee, on the other hand, from the events, circumstances, conditions, happenings, actions or transactions from which such Proceeding arose; and

(b)

the relative fault of the Indemnitor and/or an Enterprise (including their affiliates), on the one hand, and of the Indemnitee, on the other hand, in connection with the events, circumstances and happenings which result in such expense, liability or loss (such relative fault to be determined by reference to, among other things, the relative intent, knowledge, access to information and opportunity to correct or prevent the events, circumstances and/or happenings resulting in such expense, liability or loss of the Indemnitor and/or an Enterprise on the one hand and of the Indemnitee on the other hand).

12	Severability

If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever:

(a)

the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any sections or subsections of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby;

(b)

to the fullest extent possible, the provisions of any section or subsections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable shall be deemed reformed to the extent necessary to comply with applicable law and so as to give maximum effect to the intent of the Parties that the Indemnitor (or any of them) provide protection to the Indemnitee; and

(c)

to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

13	Non-exclusivity; survival of rights; subrogation

(a)

The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, any other document or agreement, a vote of stockholders, a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal. It is the intent of the Indemnitor to provide indemnification to the fullest extent of the law. To the extent that a change in applicable law would permit greater indemnification than otherwise permitted under this Agreement, it is the intent of the Parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy;

(b)

in the event of payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including execution of such documents as are necessary to enable the Indemnitor to bring suit to enforce such rights; and

(c)

the Indemnitor shall not be liable under this Agreement to make any payments of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

14	Entire Agreement; Modifications; Additional Acts

Without limiting any of the rights of the Indemnitee under the Charter or Bylaws as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing by the Indemnitee and an officer of the Indemnitor designated by the Board of Directors of the Indemnitor. No waiver by either party at any time of any breach by the other party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time and shall not constitute a continuing waiver.

If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Indemnitor undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Indemnitor to fulfill its obligations under this Agreement.

15	Governing law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Washington, without giving effect to the principles of conflicts of laws thereof.

16	Notices

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand against a receipt therefor, received by e-mail, or five days after being mailed by government service, return receipt requested, postage prepaid, as follows:

If to the Indemnitee: E-mail: __________________	If to the Indemnitor: DoubleDown Interactive Co., Ltd. 13F, Gangnam Finance Center 152, Teheran-ro, Gangnam-gu Seoul 06236, Republic of Korea Attn: _____________________ E-mail: ____________________

With a copy to: DoubleU Games Co., Ltd. 16F, Gangnam Finance Center 152, Teheran-ro, Gangnam-gu Seoul 06236, Republic of Korea Attn: _____________________ E-mail: ____________________

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

18	Headings; references; pronouns

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. References herein to section numbers are to sections of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

19	Consent to jurisdiction; choice of venue

The Indemnitor and the Indemnitee each: (i) agree that any litigation arising directly or indirectly out of, or in any way relating to this Agreement shall be brought only in federal or state superior courts located in King County, Washington (each, a “Washington Court”); (ii) consent to submit to the exclusive jurisdiction of the Washington Court for purposes of any action or proceeding arising out of or in connection with this Agreement;(iii) waive any objection to the laying of venue of any such action or proceeding in the Washington Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Washington Court has been brought in an improper or inconvenient forum.

20	Effectiveness

This Agreement shall be effective as of the day and year first above written and shall apply to any Proceedings relating to matters which occurred prior to, on or after such date.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first written above.

INDEMNITOR

DoubleDown Interactive Co., Ltd.

By:
Name:
Title:

INDEMNITEE

By:
Name:
Title: